EXHIBIT 99.5

AZZ incorporated Reports Results for the

Fourth Quarter and Fiscal-Year 2003

For the fiscal year—Revenues Increase 20%; Net income up 10%; Earnings per share increase 9%

Contact:	Dana Perry, Vice President—Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

RCG Capital Markets Group, Inc. 480-675-0400
Retail: Robert Blum
Institutional/Analysts: Joe Dorame
Media: Jeff Stanlis

April 3, 2003—FORT WORTH, TX—AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the fourth quarter and fiscal year ended February 28, 2003. Revenues for the fourth quarter decreased 21 percent to $39.8 million compared to $50.5 million for the same quarter last year. Net income for the quarter was $1.4 million, or $0.27 per diluted share, compared to net income of $1.8 million, or $0.33 per diluted share, in last year’s fiscal fourth quarter.

For the year, the Company reported unaudited revenues of $183.4 million compared to fiscal year 2002 revenues of $152.9 million; an increase of 20 percent. Net income for the year was $8.6 million, or $1.63 per diluted share, compared to net income of $7.8 million, or $1.50 per diluted share, last year. Guidance, which had previously been issued for fiscal 2003, was for earnings per diluted share of $1.60 to $1.70 and revenues of $180 to $190 million. Backlog at year-end was $49.1 million compared to $85.3 million at the end of fiscal 2002. Beginning March 1, 2002 in accordance with Statement of Financial Accounting Standards (SFAS) 142, the Company no longer amortizes goodwill, which favorably impacted results for the three and twelve-month periods by approximately $ 0.05 and $0.18 per diluted shares, respectively.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “Fiscal 2003 was a year in which AZZ experienced significant changes in its served markets, particularly the domestic power generation market, and a weak industrial economy. The overall economic environment, and the industrial sector in particular, did not improve and provide opportunities for offsetting the decline in the power generation market. The softness in our markets, and intense competition that we have been reporting over the past quarters, is evident in

AZZ Year-End 2003 Financial Results

April 3, 2003

our fourth quarter results. The fiscal year results were favorably impacted by orders received during more favorable market conditions. Despite these volatile economic conditions, our new incoming orders for the fiscal year were $147 million, for a year to date book to ship ratio of 80 percent. The fourth quarter of fiscal 2003 book to ship ratio, while improved over the fourth quarter of the prior year, was 73%. The strong and improved earnings and cash flow performance of the past fiscal year resulted in an improved balance sheet, particularly the reduction in our outstanding debt. We ended the year with outstanding debt of $44.5 million down 30 percent or $19 million, when compared to the $63.5 million at February 28, 2002. Stringent cost controls, operating efficiency improvements, acquisition assimilation, and aggressive pursuit of all opportunities has contributed to the results for the past fiscal year, and has positioned us to better manage our operations in these current conditions, while maintaining our ability to capitalize on an improved economy.”

Revenues for the Electrical and Industrial Products Segment, including acquisitions, increased by 31 percent during the year to $134.9 million compared to $103.3 million in the previous year. Operating income for the segment increased 2 percent. Excluding the acquired businesses, revenues decreased 4 percent for the year and operating income decreased 1 percent.

Year-end revenues for the Company’s Galvanizing Services Segment were $48.5 million compared to $49.6 million in the previous year; a decrease of 2 percent. Operating income for the year was $9.0 million; a 25 percent increase from last year.

Mr. Dingus continued, “We are particularly pleased with the results of our Galvanizing Services Segment. Despite a small decrease in volume, margins recovered significantly over the prior year. This was due to our cost containment efforts, complimented by favorable zinc and natural gas costs. When the industrial sector of the economy begins to show any improvement, our galvanizing, as well as industrial electrical segments, should begin to experience increased volume opportunities.”

Based upon the evaluation of information currently available to management, management estimates FY 2004 earnings to be within the range of $.95 to $1.05 per diluted share, and revenues to be within the range of $145 to $155 million.

AZZ Year-End 2003 Financial Results

April 3, 2003

AZZ incorporated will conduct a conference call to discuss financial results for fiscal year 2003 at 4:15 P.M. Eastern on April 3, 2003. Interested parties can access the conference call by dialing (719) 457-2621. The call will be web cast via the Internet at http://www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (719) 457-0820, confirmation #174352, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global growth markets of power generation, transmission and distribution, as well as, a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the Company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

—Financial tables on the following page—

AZZ Year-End 2003 Financial Results

April 3, 2003

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Twelve Months Ended
	February 28, 2003	February 28, 2002	February 28, 2003	February 28, 2002
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net sales	$39,797	$50,480	$183,370	$152,917
Income before taxes	$2,357	$2,839	$13,895	$12,597
Net income	$1,419	$1,757	$8,615	$7,804

Net income per share
Basic	$0.27	$0.34	$1.63	$1.53
Diluted	$0.27	$0.33	$1.63	$1.50
Diluted average shares outstanding	5,294	5,293	5,300	5,187

Condensed Consolidated Balance Sheet

(in thousands)

	February 28, 2003	February 28, 2002
	(unaudited)	(audited)
Assets:
Current assets	$55,056	$64,829
Net property, plant and equipment	$36,612	$38,810
Other assets, net	$42,369	$43,405

Total assets	$134,037	$147,044

Liabilities and shareholders’ equity:
Current liabilities	$31,346	$38,069
Long term debt due after one year	$37,875	$53,550
Other liabilities	$1,407	$674
Shareholders’ equity	$63,409	$54,751

Total liabilities and shareholders’ equity	$134,037	$147,044

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Twelve Months Ended	Twelve Months Ended
	February 28, 2003	February 28, 2002
	(unaudited)	(audited)
Net cash provided by (used in) operating activities	$22,590	$14,150
Net cash provided by (used in) investing activities	($3,641)	($51,465)
Net cash provided by (used in) financing activities	($18,703)	$37,606

Net increase (decrease) in cash and cash equivalents	$246	$291
Cash and cash equivalents at beginning of year	$1,738	$1,447

Cash and cash equivalents at end of quarter	$1,984	$1,738

—END—